Exhibit 99.1

NEWS

FOR RELEASE: September 2, 2004

Charter Announces Appointment of
Interim Co-Chief Financial Officers

St. Louis - Charter Communications, Inc. (Nasdaq: CHTR) today announced the appointments of Derek Chang and Paul Martin as Interim Co-Chief Financial Officers until a permanent Chief Financial Officer is named. These appointments follow the departure of Michael Huseby, former Executive Vice President and Chief Financial Officer, who resigned effective August 20, 2004 for a similar role at Cablevision Systems Corporation.

Mr. Chang also serves as Executive Vice President of Finance and Strategy with overall responsibility for treasury and mergers and acquisitions, serving as the primary contact for banking relationships, as well as shared oversight of investor relationships. Mr. Martin is Senior Vice President and Charter's Principal Accounting Officer with responsibility for managing Charter's accounting, payroll, accounts payable, programming accounting and financial reporting processes. Messrs. Chang and Martin will report to Carl Vogel, President and Chief Executive Officer.

Charter has initiated a search to identify a permanent replacement for Mr. Huseby.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™ and Charter High-Speed™ Internet service. Charter also provides business-to-business video, data and Internet protocol (IP) solutions through Charter Business™. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

Contact:

Press:

Dave Mack
303-323-1392

Analysts:

Mary Jo Moehle
314-543-2397